Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Jeffs’ Brands Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(4)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value	457(c)	24,071,742	(2)	$2.31	(3)	$55,641,831.63	$0.0001476	$8,212.73
Total Offering Amount			24,071,742				$55,641,831.63		$8,212.73
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$8,212.73

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of 24,071,742 of the Registrant’s ordinary shares, no par value (the “Ordinary Shares”), consisting of (i) 1,884,461 Ordinary Shares, (ii) 820,000 Ordinary issuable upon the exercise of pre-funded warrants, (iii) up to a maximum of 13,373,208 Ordinary Shares issuable upon the exercise of Series A warrants and (iv) up to a maximum of 7,994,073 Ordinary Shares issuable upon the exercise of Series B warrants. All 24,071,742 Ordinary Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s Ordinary Shares on the Nasdaq Capital Market on February 16, 2024.

(4)	The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholders.